UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

ATAIBECKLEY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Investor Questions and Answers

1. What was announced, and what are the benefits to AtaiBeckley shareholders?

AtaiBeckley has entered into a definitive agreement to be acquired by Eli Lilly and Company (“Lilly”) for $6.75 per share in cash plus one non-transferable CVR per share entitling the holder to receive up to an aggregate of $2.50 per CVR upon achievement of specified clinical and regulatory milestones, for total potential consideration of up to $9.25 per share. The transaction underscores the strength of our differentiated portfolio and the clinical data supporting BPL-003, and creates compelling, certain value for our shareholders and employees today with additional potential upside through the BPL-003 and VLS-01-driven CVRs.

2. Why is Lilly the right partner, and why pursue this now?

Lilly is a global leader in pharmaceutical innovation, making significant and sustained investments in neuroscience and brain health, with extensive late-stage development, manufacturing, and global commercial capabilities. It has a proven track record of bringing innovative medicines to millions of people around the world. Our decision was driven by the potential opportunity to reach more patients, faster, by combining our pipeline with Lilly’s scale, resources and experience.

3. What role will the executive team have after the transaction?

Integration planning is in process, and we expect further clarity over the coming weeks. For now, our leadership team will remain in their current roles. Lilly is committed to a thoughtful assessment of the business and plans to develop an organizational structure that draws on the best of both companies.

4. When did discussions begin, and how long did the process take?

Please refer to our proxy statement, when available.

5. How will the transaction be completed,  and how is the consideration structured?

The transaction will be completed as a one-step merger that requires approval by AtaiBeckley stockholders. AtaiBeckley will file a proxy statement with the SEC and hold a special meeting to vote on adoption of the merger agreement. If the merger is approved and the other closing conditions are satisfied, at the effective time each outstanding AtaiBeckley share will be cancelled and converted into the right to receive $6.75 per share in cash plus one non-transferable CVR per share, and AtaiBeckley stock will be delisted from Nasdaq.

Each non-transferable CVR will entitle its holder to the following contingent cash payments, conditioned on achievement within specified time periods:

•	$1.00 per share upon initiation of a Phase 3 clinical trial of VLS-01 prior to the fourth anniversary of closing.

•	$0.50 per share upon U.S. regulatory approval and DEA rescheduling of BPL-003 prior to the fifth anniversary of closing.

•	$1.00 per share upon U.S. regulatory approval and DEA rescheduling of VLS-01 prior to the seventh anniversary of closing.

There can be no assurance that any payments will be made with respect to the CVR. Assuming all milestones are met, the CVR consideration would represent an additional $2.50 per CVR for AtaiBeckley’s stockholders, for total potential consideration of up to $9.25 per share.

6. When do you expect to file the proxy statement, and when do you expect to close?

AtaiBeckley expects to file a preliminary proxy statement with the SEC in the coming weeks, followed by a definitive proxy statement, and to hold a special meeting of stockholders to vote on the transaction. We expect the transaction to close in the third quarter of 2026, subject to stockholder approval and the satisfaction or waiver of other customary closing conditions, including regulatory approvals.

Investor Messages

•
$6.75 per share in cash at closing plus up to an aggregate of $2.50 per CVR tied to initiation of the VLS-01 Phase 3 program, regulatory approval of BPL-003, and regulatory approval of VLS-01; total potential consideration of up to $9.25 per share.

•
The transaction underscores the strength of AtaiBeckley’s differentiated portfolio and the clinical data supporting BPL-003, and creates compelling, certain value for shareholders and employees today with additional potential upside through the BPL-003 and VLS-01-driven CVRs.

•
AtaiBeckley pursued this combination from a position of strength. We had an excellent foundation and the financial strength to move ahead independently; this was a strategic decision aimed at accelerating patient impact, not a response to financial need.

•
BPL-003 and VLS-01 broaden Lilly’s neuroscience portfolio as they build the next era of brain health. Its scale, manufacturing, and global commercial reach make it the ideal partner to bring our short-in-clinic duration neuroplastogens to patients worldwide, faster than we could alone.

•	Our Board of Directors unanimously determined that this transaction is in the best interests of our stockholders and recommends that stockholders vote to adopt the merger agreement.

•	Transaction expected to close in the third quarter of 2026, subject to satisfaction or waiver of customary closing conditions.

No Offer or Solicitation
This communication is for informational purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Additional Information about the Acquisition and Where to Find It
AtaiBeckley plans to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the agreement and plan of merger (the “Merger Agreement”) relating to Lilly’s proposed acquisition of AtaiBeckley (the “Merger”). Promptly after filing the definitive Proxy Statement with the SEC, AtaiBeckley will mail the definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the adoption of the Merger Agreement. Stockholders are urged to read the proxy statement (including any amendments or supplements thereto) and any other relevant documents that AtaiBeckley will file with the SEC when they become available because they will contain important information. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by AtaiBeckley with the SEC in connection with the Merger at the SEC’s website (http://www.sec.gov). Copies of AtaiBeckley’s definitive Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by AtaiBeckley with the SEC in connection with the Merger will also be available, free of charge, at AtaiBeckley’s investor relations website (https://ir.ataibeckley.com), or by writing to AtaiBeckley Inc., Attention: Investor Relations, 250 West 34th Street, New York, NY 10119.

Participants in the Solicitation
Under SEC rules, AtaiBeckley and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Merger. Information about the directors and executive officers of AtaiBeckley and their ownership of AtaiBeckley’s common stock is set forth in the definitive proxy statement for AtaiBeckley’s 2026 Annual Meeting of Stockholders (the “2026 Proxy Statement”), which was filed with the SEC on April 22, 2026, including the sections captioned “Director Compensation,” “Executive Employment Agreements” and “Security Ownership of Certain Beneficial Owners and Management,” or its Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on March 6, 2026, and in other documents filed by AtaiBeckley with the SEC. To the extent holdings of such participants in AtaiBeckley’s securities have changed since the amounts described in the 2026 Proxy Statement, such changes have been reflected on Forms 3 or Forms 4 filed with the SEC by AtaiBeckley’s directors and executive officers. These documents can be obtained free of charge from the sources indicated below. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the Merger when they become available.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding: the Merger; the prospective benefits of the Merger; the parties’ ability to satisfy the conditions to the consummation of the Merger and the expected timetable for the Merger; the anticipated occurrence, manner and timing of the closing of the Merger; potential milestone payment amounts and terms pursuant to the contingent value rights (the “CVRs”); AtaiBeckley’s product candidates and ongoing clinical and preclinical development; Lilly’s development of programs targeting treatment-resistant depression and mental health conditions; and the accounting treatment of the potential acquisition under GAAP and its potential impact on Lilly’s financial results and financial guidance. All statements other than statements of historical facts are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on current beliefs and expectations, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to: the possibility that AtaiBeckley’s shareholders may not approve the adoption of the Merger Agreement; AtaiBeckley’s receipt of any competing offers or acquisition proposals; a failure to (or delay in) receiving the required regulatory clearances for the Merger; a condition to closing of the Merger may not be satisfied (or waived); the ability of each party to consummate the Merger; the closing of the Merger might be delayed or not occur at all; the diversion of management time and attention from ongoing business operations and opportunities; the response of competitors to the Merger; the effect of the Merger and the public announcement of the Merger on AtaiBeckley’s operations and its relationships with its suppliers, business partners, management and employees, including its ability to attract and retain key personnel; Lilly’s ability to successfully integrate AtaiBeckley and execute on the continued development of AtaiBeckley’s programs following the closing of the Merger; that all or any of the potential milestone payments pursuant to the CVRs will become payable on the terms described herein or at all; the outcome of any legal proceedings that could be instituted against the parties to the Merger; the risks inherent in drug research, development and commercialization; disruption in AtaiBeckley’s plans and operations attributable to the Merger; changes in AtaiBeckley’s business during the period between announcement and closing of the Merger; Lilly’s evaluation of the accounting treatment of the potential acquisition and its potential impact on its financial results and financial guidance; the effects of the Merger (or the announcement thereof) on AtaiBeckley’s stock price; relationships with key third parties or governmental entities; regulatory changes and developments; and the impact of global macroeconomic conditions, including trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions. For further discussion of these and other risks and uncertainties, see Lilly’s and AtaiBeckley’s periodic reports filed with the SEC. There can be no assurance that the Merger will in fact be consummated. All forward-looking statements in this communication are based on information available to Lilly and AtaiBeckley as of the date of this communication. Lilly and AtaiBeckley each expressly disclaim any obligation to publicly update or revise the forward-looking statements, except as required by law.